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RAYMOND J. BROMARK JOINS CA’s BOARD OF DIRECTORS
Appointment of 39-Year PwC Veteran to Take Effect Immediately
ISLANDIA, N.Y., April 26, 2007 — CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, today announced that its Board of Directors has elected Raymond J. Bromark to the Board effective immediately. Bromark also has been named to the Board’s Audit and Compliance Committee.
“Ray brings impeccable credentials and an outstanding record of managerial accomplishment to the CA Board,” said CA Chairman Lewis Ranieri. “His abilities and insights will be invaluable to CA and we are delighted he is joining us.”
Bromark’s appointment will bring the Board to 12 members, eleven of whom are independent.
Bromark spent 39 years with PricewaterhouseCoopers LLP until his retirement in 2006, most recently as partner and head of its Professional, Technical, Risk and Quality Group, before retiring last year. From 1994 to 2000, he was global audit partner of the E. I. du Pont de Nemours and Company account. Earlier, he was deputy vice chairman of PwC’s Auditing and Business Advisory Services.
He serves on the advisory board of the University of Delaware’s Weinberg Center for Corporate Governance and its Lerner College of Business and Economics’ Advisory Committee.
Bromark is a member of the American Institute of CPAs. He was PwC’s representative on the AICPA’s Center for Public Company Audit Firms’ Executive Committee and was a member of the Financial Accounting Standards Advisory Council and the Public Company Accounting Oversight Board’s Standing Advisory Group. He also has been a member of AICPA’s Special Committee on Financial Reporting, its SEC Practice Section Executive Committee and its Ethics Executive Committee.
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
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